UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2004

WATSON WYATT & COMPANY HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	001-16159	52-2211537
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 H Street NW Washington, DC	20006-3900
(Address of principal executive offices)	(Zip Code)

(202) 715-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On Friday, November 19, 2004, the Board of Directors of Watson Wyatt & Company Holdings (the “Company”) approved the establishment of and grants under a new long-term bonus arrangement pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees, which was approved by shareholders in 2001.  The new arrangement, called the Performance Share Bonus Incentive Program (the “SBI Program”) is a long-term stock bonus arrangement for senior executives of the Company and its affiliates that is designed to strengthen incentives and align behaviors to grow the business in a way that is consistent with the strategic goals of the Company.   Eligible participants generally will be high-performing, senior executives that have direct impact on or responsibility for driving strategy throughout the Company, and will be selected by the Compensation Committee of the Board of Directors.

Incentives under the SBI Program are provided through grants of deferred stock units pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees.  Grants of deferred stock units are based on the value of the cash portion of the eligible participant’s fiscal year-end bonus target and a multiplier, which is then converted into a target number of deferred stock units based upon the Company’s stock price as of the fiscal year-end prior to grant.  Participants may vest in between zero and 170% of the target number of deferred stock units based on the extent to which financial and strategic performance metrics are achieved over a three fiscal year period.  The financial and strategic performance metrics are established at the beginning of each performance period.  For the fiscal 2004 through 2007 performance period, the vesting criteria are based upon earnings per share growth and market penetration and cross-selling ratios.

Participants forfeit grants upon a termination of employment for reasons other than death, disability or retirement; the Committee may authorize pro rata payouts in the case of death, disability or retirement.  Upon a change of control, the Compensation Committee may make appropriate adjustments to the grants or may accelerate vesting or provide for a cash payment in lieu thereof.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Watson Wyatt & Company Holdings

(Registrant)

Date: November 30, 2004	BY:	/s/ Carl D. Mautz
Carl D. Mautz
Vice President and Chief Financial Officer